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                                                      EXHIBIT 4.1
               FIRST AMENDMENT TO RIGHTS AGREEMENT


     This amendment is made as of July 1, 1998 by and between Illini Corporation, an Illinois corporation (the "Company"), and
Illinois Stock Transfer Company, an Illinois corporation (the
"Rights Agent").

     WHEREAS, the Company and the Rights Agent entered into a Rights Agreement dated as of June 20, 1997 (the "Rights
Agreement");

     WHEREAS, the Company and the Rights Agent may from time to time supplement or amend the Rights Agreement pursuant to Section
28 of the Rights Agreement;

     WHEREAS, no Distribution Date (as defined in the Rights
Agreement) has occurred;

     WHEREAS, an appropriate officer of the Company has delivered a certificate to the Rights Agent which states that this amendment complies with the terms of Section 28 of the Rights Agreement; and

     WHEREAS, all acts and things necessary to make this First Amendment, a valid, legal and binding instrument of the Company and the Rights Agent have been duly done, performed and fulfilled, and the execution and delivery hereof by each of the Company and the Rights Agent have been in all respects duly authorized by the Company and the Rights Agent, respectively;

     NOW, THEREFORE, the Company and the Rights Agent hereby agree that:

     1.   Pursuant to Section 28 of the Rights Agreement, Section
1(a) of the Rights Agreement is hereby amended as follows:

          (a) "Acquiring Person" shall mean any Person who or which, together with all Affiliates and Associates of such Person, shall be the Beneficial Owner of a Substantial Block or who was such a Beneficial Owner at any time after the date hereof, whether or not such Person continues to be the Beneficial Owner of a Substantial Block, but shall not include the Company, any Subsidiary of or other Person controlled by the Company, any employee benefit plan of the Company or of any Subsidiary of the Company, any Person appointed as trustee by the Company or such Subsidiary pursuant to the terms of any such plan in that Person's capacity as trustee or any Excluded Acquiring Person; provided, however, that "Acquiring Person" shall not include any of the Persons described in the following clauses (i) through (vi) (or any group comprised solely of such Persons) who or which would be an Acquiring
     Person but for this proviso if but only if all securities of the Company beneficially owned by all such Persons in the aggregate shall constitute less than 32% of the Common Stock of the Company then outstanding: (i) Conrad Noll, II
     (deceased), any descendant of Conrad Noll, II (including descendants by adoption and their descendants), or any spouse, former spouse or surviving spouse of Conrad Noll, II or any such descendants (collectively defined as the "Family
     Members"); (ii) any trust which is in existence on the date of this Agreement and which has been established by one or more
     Family Members and any estate of a Family Member who died on or before the date of this Agreement (collectively defined as the "Family Entities"); (iii) any estate of a Family Member who dies after the date hereof, or any trust established after the date hereof by one or more Family Members or Family
     Entities, provided that one or more Family Members, Family
     Entities or charitable organizations which qualify as exempt organizations under Section 501(c) of the Internal Revenue
     Code of 1986, as amended ("Charitable Organizations"), collectively, are the beneficiaries of at least 50% of the actuarially-determined beneficial interests in such estate or trust; (iv) any Charitable Organization which is established by one or more Family Members or Family Entities (a "Family
     Charitable Organization"); (v) any corporation of which a majority of the voting power is held, directly or indirectly, by or for the benefit of one or more Family Members, Family Entities, estates or trusts described in clause (iii) above, or Family Charitable Organizations; and (vi) any partnership or other entity or arrangement of which a majority of the voting interest is held, directly or indirectly, by or for the benefit of one or more Family Members, Family Entities, estates or trusts described in clause (ii) or (iii) above or Family Charitable Organizations.

          Notwithstanding the foregoing, no Person shall become an "Acquiring Person" (i) as a result of the acquisition of shares of Common Stock by the Company which, by reducing the number of shares of Common Stock outstanding, increases the proportional number of shares beneficially owned by such Person together with all Affiliates and Associates of such Person; provided however, that if (1) a Person would become an Acquiring Person (but for the operation of this subclause
     (i)) as a result of the acquisition of shares of Common Stock by the Company, and (2) after such share acquisition by the Company, such Person, or an Affiliate or Associate of such Person, becomes the Beneficial Owner of any additional shares of Common Stock, then such Person shall be deemed an Acquiring Person; or (ii) if the Board of Directors determines that such Person became an Acquiring Person inadvertently, and such Person promptly divests itself of a sufficient number of shares of Common Stock so that such Person is the Beneficial
     Owner of such number of shares of Common Stock so that such Person no longer would be an Acquiring Person.

          Notwithstanding anything in the definition of Beneficial Ownership to the contrary, the phrase "then outstanding," when used with reference to a Person's Beneficial Ownership of securities of the Company, shall mean the number of such securities then issued and outstanding together with the number of such securities not then actually issued and outstanding which such Person would be deemed to own beneficially hereunder.

     2. The term Agreement as used in the Rights Agreement shall be deemed to refer to the Rights Agreement as amended hereby.

     3. This First Amendment may be executed in two (2) or more counterparts, each of such counterparts shall for all purposes be deemed to be an original and all such counterparts shall together constitute but one in the same instrument.

     4. Terms not defined herein shall, unless the context otherwise requires, have the meanings described to such terms in the Rights Agreement.

     5. In executing and delivering this First Amendment, the Rights Agent shall be entitled to all of the privileges and immunities afforded to the Rights Agent under the terms and conditions of the Rights Agreement.

     6.   The parties restate all of the provisions of the Rights
Agreement and agree that all such provisions remain in effect.
If there is any conflict between the provisions of this First
Amendment and the provisions of the Rights Agreement, the provisions of this First Amendment shall control.

     7.   The effective date of this First Amendment is July 1,
1998.

     IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be duly executed and attested, all as of the day and year first written above.

                              ILLINI CORPORATION


                              By:      /s/  Burnard K. McHone
                                   ------------------------------
                                        Burnard K. McHone
                              Title:    President

ATTEST:


By:      /s/  Jami R. Patkus
     -------------------------
          Jami R. Patkus
Title:    Director-Human Resources

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                              ILLINOIS STOCK TRANSFER COMPANY


                              By:       /s/ Robert G. Pearson
                                   ------------------------------

                              Title:         President and CEO


ATTEST:



By:       /s/ Karen L. Ewing
     -------------------------
Title:    Divident Reinvestment Manager